Exhibit 99.6

The Board of Directors

Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202

Members of the Board:

We hereby consent to the use of our opinion letter dated May 3, 2004 to the board of directors of Evergreen Resources, Inc. (the “Company”) and the transactions committee of the Company’s board of directors attached as Annex C to the joint proxy statement/prospectus, which is part of Amendment No. 1 to the Registration Statement on Form S-4 of Pioneer Natural Resources Company filed on August 27, 2004 (the “Registration Statement”) and to the references to our opinion and our firm therein under the headings “SUMMARY;” “THE MERGER—Background of the Merger;” “—Recommendation of Evergreen's Board of Directors and Reasons for the Merger;” and “—Opinion of Evergreen’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder (the “Securities Act”) and we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very Truly Yours, Citigroup Global Markets Inc.
/s/ James C.V. Rogers
Managing Director

Houston, Texas
August 27, 2004